Exhibit 35.9

Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of May 30, 2017, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association, as Servicer, Aegon USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee and Trimont Real Estate Advisors, LLC, as Operating Advisor , with respect to Commercial Mortgage Pass-Through Certificates Series 2017-245P (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.7 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from May 30, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober
Daniel Bober Executive Vice President Wells Fargo Bank

Wells Fargo Bank, N.A.